UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 21, 2022

WESTWATER RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

6950 S. Potomac Street, Suite 300 Centennial, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 531-0516

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, $0.001 par value	WWR	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b–2 of this chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

Effective February 26, 2022 (the “Effective Date”), John W. Lawrence entered into an Employment Agreement (the “Employment Agreement”) with Westwater Resources, Inc. (the “Company”) to serve as the Company’s General Counsel and Corporate Secretary. Mr. Lawrence has been serving, in a contractual capacity, as the Company’s General Counsel since October 2012 and as the Company’s Corporate Secretary since May 2013. Pursuant to the Employment Agreement, Mr. Lawrence will receive an annual base salary of $265,000, is eligible for an annual, discretionary, performance-based bonus targeted at 50% of base salary on such terms and conditions as may be determined by the Board of Directors (the “Board”) or its Compensation Committee, and is eligible to receive long-term incentive equity awards targeted at 50% of base salary, pursuant to the Company’s 2013 Omnibus Incentive Plan, as amended, subject to such terms and conditions as may be determined by the Board or its Compensation Committee. On the Effective Date, Mr. Lawrence will receive a one-time grant of $80,000 of restricted stock units established based upon the volume weighted average price for the 10-business-day period prior to and including the Effective Date that vest, if at all, in equal parts over the next two years on the anniversary of the Effective Date. If Mr. Lawrence is terminated other than for cause, Mr. Lawrence will receive 6 months of salary as severance. Mr. Lawrence is also subject to covenants regarding non-competition, non-solicitation, and confidentiality.

The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement which is filed with this Current Report on Form 8-K as Exhibit 10.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Effective February 26, 2022, as noted in Item 1.01 above, Mr. Lawrence entered into an Employment Agreement with the Company to serve as General Counsel and Corporate Secretary. Mr. Lawrence, age 60, has been serving, in a contractual capacity, as the Company’s General Counsel since October 2012 and as the Company’s Corporate Secretary since May 2013. Mr. Lawrence has also served as General Counsel and Corporate Secretary for Ocean Power Technologies, Inc. (NYSE: OPTT), a renewable energy company providing electric power and communications solutions, services and related for remote offshore applications from June 2014 to January 2022. Ocean Power Technologies, Inc. is not affiliated with the Company. Previously Mr. Lawrence served as General Counsel and Corporate Secretary for Louisiana Energy Services, LLC, a commercial uranium enrichment facility located in New Mexico and operating under the privately-owned, international consortium known as Urenco from 2003 to 2008. Prior to 2003 and between 2008 and 2012, Mr. Lawrence was associated with several national law firms including Winston & Strawn, Shaw, Pittman, Potts & Trowbridge, and LeBoeuf, Lamb, Greene & MacRae. Mr. Lawrence holds a Juris Doctorate from Catholic University and received his Bachelor of Science in Nuclear Engineering from Purdue University.

The description of Mr. Lawrence’s Employment Agreement is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits.

Exhibits

10.1*	Employment Agreement between the Company and John W. Lawrence dated February 21, 2022.
104	Cover Page Interactive Data File the cover page XBRL tags are embedded within the Inline XBRL document (contained in Exhibit 101)

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 25, 2022

WESTWATER RESOURCES, INC.

By:	/s/ Jeffrey L. Vigil
Name:	Jeffrey L. Vigil
Title:	Vice President–Finance and Chief Financial Officer